SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[X]	Soliciting Material Pursuant to Rule 14a-12

HEWLETT-PACKARD COMPANY

(Name of Registrant as Specified In Its Charter)

WALTER B. HEWLETT

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

WALTER HEWLETT RESPONDS
TO PACKARD FOUNDATION DECISION

Mr. Hewlett Intends to Solicit Proxies
if Hewlett-Packard/Compaq Merger Brought to Stockholder Vote

Palo Alto, CA, December 7, 2001 – Walter B. Hewlett today issued the following statement in connection with The David and Lucile Packard Foundation’s announcement of its preliminary decision to vote its shares of Hewlett-Packard Company (NYSE: HWP) against the proposed merger of Hewlett-Packard and Compaq Computer Corporation (NYSE: CPQ) if the transaction is brought before Hewlett-Packard’s stockholders for a vote:

“I am pleased that after completing its analysis, The Packard Foundation has preliminarily decided to vote its shares against the proposed merger of Hewlett-Packard and Compaq. The Foundation’s decision supports the conclusion reached by the independent stock committee of The William and Flora Hewlett Foundation and the fiduciaries of The William R. Hewlett Revocable Trust – Hewlett-Packard can create greater value for stockholders as a stand alone company than as a company combined with Compaq.

“I am confident that partnering with Compaq will not give Hewlett-Packard what it needs most to create additional stockholder value – expansion of its printer and imaging and higher-end server and services businesses. The combination would dramatically increase the Company’s exposure to the unattractive PC business, while reducing stockholders’ interest in the profitable printing and imaging business by over one-third.

“All signals have been negative for this transaction. In the week following the announcement, stockholder value declined billions of dollars. Additionally, analysts’ consensus estimates for Compaq have been reduced by 77% for 2002 EPS – meaning Hewlett-Packard would be paying over 90 times 2002 earnings for Compaq.

“Since my announcement on November 6, I have spoken to a number of other significant Hewlett-Packard stockholders, and I believe there is sizable and widespread opposition to this transaction. If Hewlett-Packard and Compaq decide to put this matter to a stockholder vote, I intend to solicit proxies against the transaction.”

About Walter B. Hewlett

Walter B. Hewlett, an independent software developer, serves as Chairman of The William and Flora Hewlett Foundation, where he has been a director since its founding in 1966. Mr. Hewlett is also a trustee of the William R. Hewlett Revocable Trust. He has served since 1987 on the Board of Directors of Hewlett-Packard Company and since 1999 on the Board of Directors of Agilent Technologies, Inc. He was elected to the Board of Overseers of Harvard University in 1997. In 1994, Mr. Hewlett participated in the formation of Vermont Telephone Company of Springfield, Vermont and currently serves as its Chairman. He founded the Center for Computer Assisted Research in the Humanities in 1984, and currently serves as a director of the Center. He also serves on the boards of The Public Policy Institute of California and The Packard Humanities Institute. Mr. Hewlett is the son of the late Hewlett-Packard Company co-founder, William R. Hewlett.

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IMPORTANT INFORMATION

Walter B. Hewlett plans to file a proxy statement with the Securities and Exchange Commission relating to a solicitation of proxies from the stockholders of Hewlett-Packard Company in connection with a meeting of stockholders of Hewlett-Packard to be held for the purpose of voting on various matters relating to the possible merger transaction involving Hewlett-Packard and Compaq Computer Corporation. SECURITY HOLDERS ARE ADVISED TO READ THAT PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The proxy statement, along with any other relevant documents, will be available for free at www.sec.gov. You may also obtain a free copy of the proxy statement, when it becomes available, by contacting MacKenzie Partners at 212-929-5500, or by sending an email to proxy@mackenziepartners.com. Information regarding the names, affiliation and interests of persons who may be deemed to be participants in the solicitation of proxies of Hewlett-Packard’s stockholders is available in the Soliciting Materials on Schedule 14A filed by Walter B. Hewlett with the SEC. Quantified information relating to the security holdings of persons who may be deemed to be participants in the solicitation of Hewlett-Packard’s stockholders may be found in the Schedule 13D filed by Walter B. Hewlett, Edwin E. van Bronkhorst, Eleanor Hewlett Gimon and Mary Hewlett Jaffe on November 14, 2001.

Contacts:

Joele Frank / Todd Glass
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

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